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                              GUARANTEE AGREEMENT

THIS AGREEMENT, between Hartford Life Insurance Company ("HL") and ITT-Comprehensive Employee Benefit Service Company, its wholly owned subsidiary ("ITT-CEBSCO"), effective as of April 1, 1997.

                                  WITNESSETH:

WHEREAS, ITT-CEBSCO is an indirect wholly owned subsidiary of HL; and

WHEREAS, in the ordinary course of its business operations, ITT-CEBSCO assumes the liability obligation to make periodic payments to claimants under structured settlements where such liability obligation is assigned to ITT-CEBSCO in a "qualified assignment" within the meaning of section 130(c) of the Internal Revenue Code; and

WHEREAS, in connection with said qualified assignments, ITT-CEBSCO purchases annuity contracts from HL for the purpose of funding the liability obligation; and

WHEREAS, HL and ITT-CEBSCO desire to provide an increased level of security to claimants under such structured settlements; and

WHEREAS, HL is willing to guarantee the payment of ITT-CEBSCO's legitimate obligations arising out of ITT-CEBSCO's operations as the assignee under such qualified assignments; and

WHEREAS, the corporate interests of HL and ITT-CEBSCO will be enhanced by the existence of such a guarantee.

NOW, THEREFORE, the parties agree as follows:

                                   SECTION 1.

                                   GUARANTEE

In consideration of the foregoing, and for other valuable consideration, the receipt of which is hereby acknowledged, HL unconditionally guarantees to ITT-CEBSCO, on behalf of and for the benefit of ITT-CEBSCO and claimants under structured settlements where the liability obligation to make payments thereunder has been assigned to and assumed by ITT-CEBSCO pursuant to a qualified assignment made during the term of this Agreement and provided such liability obligations are funded through annuity contracts issued by HL, that HL will, on demand, make funds available in cash to ITT-CEBSCO for the timely payment of said structured settlement liability obligations. This Agreement is not, and nothing herein contained or done pursuant hereto by HL shall be deemed to constitute, a direct or indirect guarantee by HL of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of ITT-CEBSCO, except as provided in this Section 1.

                                   SECTION 2.

                           OBLIGATIONS UNCONDITIONAL

The obligations of HL under this Guarantee are unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstances whatsoever which might otherwise constitute a legal or equitable discharge of surety or guarantor, it being the intent of this Guarantee that the obligations of HL hereunder shall be absolute and unconditional under any circumstances and shall not be discharged except by payment. HL hereby expressly waives diligence, presentment, notice of acceptance and any requirement that ITT-CEBSCO exhaust any right, power or remedy or proceed against any obligor.

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                                   SECTION 3.

                                  SUBROGATION

HL hereby unconditionally agrees that until the payment and satisfaction in full of any contract payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by them of this Guarantee, whether by subrogation or otherwise, against ITT-CEBSCO.

                                   SECTION 4.

                                    REMEDIES

HL agrees that as to it on the one hand, and structured settlement claimants on the other hand, the obligations of ITT-CEBSCO guaranteed hereunder may be declared to be forthwith due and payable at the payment dates specified in the qualified assignment and release documents, and the annuity contracts issued in connection therewith, notwithstanding any stay provided for by the federal Bankruptcy Code (or any successor legislation), preventing such declaration as against ITT-CEBSCO and that, in the event of any such declaration, such obligations (whether or not due and payable by ITT-CEBSCO) shall forthwith become due and payable by HL for the purpose of this Guarantee.

                                   SECTION 5.

                                   NO WAIVER

No failure on the part of ITT-CEBSCO to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

                                   SECTION 6.

                         CONTINUING EFFECT: ASSIGNMENT

This Guarantee is a continuing guarantee and subject to the provision of Section 8 hereof (i) shall apply to all structured settlements where the liability obligation to make payments thereunder has been assigned to and accepted by ITT-CEBSCO pursuant to a qualified assignment made during the term of this Agreement and are funded through annuity contracts issued by HL, (ii) shall remain in full force and effect until payment in full of such obligations, (iii) shall be binding upon HL, its successors and assigns, and (iv) shall inure to the benefit of, and be enforceable by ITT-CEBSCO, the claimants and their successors and assigns.

                                   SECTION 7.

                     AMENDMENT, MODIFICATION OR TERMINATION

This Guarantee may not be amended or modified, provided, however, HL may terminate its obligations hereunder by giving written notice of such termination to ITT-CEBSCO at least thirty (30) days prior to such termination (the "Termination Date"). Such termination shall not affect HL's continuing liability with respect to all structured settlements where the liability obligation to make payments thereunder have been assigned to and accepted by ITT-CEBSCO pursuant to a qualified assignment made prior to the Termination Date.

                                   SECTION 8.

                                 GOVERNING LAW

This Guarantee is a guarantee of payment and not of collection, and shall be governed by and construed in accordance with the law of the State of Connecticut.

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                                   SECTION 9.

                                  COUNTERPARTS

This Guarantee may be executed in any number of counterparts and each of such counterparts shall, for any purposes, be deemed to be an original; and all such counterparts shall together constitute but one and the same Guarantee.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first written above.

                                     HARTFORD LIFE INSURANCE COMPANY
                                     By:    /s/ John P. Ginnetti
                                            -----------------------------------
                                     Name:  John P. Ginnetti
                                     Its:   Executive Vice President

                                     ITT-COMPREHENSIVE EMPLOYEE
                                     BENEFIT SERVICE COMPANY
                                     By:    /s/ Timothy P. Schiltz
                                            -----------------------------------
                                     Name:  Timothy P. Schiltz
                                     Its:   Vice President

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